As filed with the Securities and Exchange Commission on September 26, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGENETIX, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0463772 (IRS Employer Identification Number)

10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127
(Address of principal executive offices, including zip code)

2000 STOCK OPTION PLAN OF IMAGENETIX, INC.
(Full title of the plan)

Lowell Giffhorn, Chief Financial Officer
10845 Rancho Bernardo Road, Suite 105, San Diego, California 92127
(Name and address of agent for service)

(858) 674-8455
(Telephone number, including area code, of agent for service)

Copy to:
Gary A. Agron, Esq.
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	1,479,000 shares	(3)	$1.04	$1,538,160	$47.22
	21,000 shares	(4)	$1.04	$21,840	$.67
Total	1,500,000 shares			$1,560,000	$47.89

(1)
In accordance with Rule 416(c) of the Securities Act of 1933, there also are being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2000 Stock Option Plan (the “Plan”).

(2)
Since the option exercise price of these shares is not known, the proposed maximum offering price per share and maximum aggregate offering price are calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $1.04, which is the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on September 12, 2007.

(3)	Represents the aggregate number of options to purchase the Registrant’s Common Stock granted to certain employees, consultants and directors.
(4)	Represents the remaining number of shares of Common Stock of the Registrant available for issuance under the Plan.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the resale prospectus which follows. The resale prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

RESALE PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s Stock Option Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

RESALE PROSPECTUS

1,500,000 SHARES OF
COMMON STOCK

Imagenetix, Inc.

2000 STOCK OPTION PLAN

You should read this prospectus carefully before investing. We are offering on behalf of certain of our employees, officers, directors and consultants up to 1,500,000 shares of our $.001 par value common stock purchasable by such employees, officers, directors and consultants pursuant to common stock options granted under our 2000 Stock Option Plan. As of this date 1,479,000 options issued under the Plan are outstanding.

This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options. Please see “Selling Stockholders” for a list of our affiliates who may offer their shares for sale. We refer to these individuals as “selling stockholders.”

The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future market prices are not currently known.

Our common stock is traded on the over-the-counter Electronic Bulletin Board under the symbol “IAGX.” On September 20, 2007, the last reported sale price for the common stock on the Electronic Bulletin Board was $1.01 per share.

See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is September 26, 2007.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Our Common Stock is traded on the over-the-counter Electronic Bulletin Board under the symbol “IAGX.” Reports, proxy and information statements may also be inspected at the Commission’s Web site at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

You may also want to refer to our Web site at imagenetix.net. Our Web site is not a part of this prospectus.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part, including but no limited to an Annual Report on Form 10-KSB for the year ended March 31, 2007, Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 and any Current Reports on Form 8-K filed after April 1, 2007. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 10845 Rancho Bernardo Road, Suite 105, San Diego, CA 92127, telephone (858) 674-8455.

TABLE OF CONTENTS

INTRODUCTION	6

RISK FACTORS	6

SELLING STOCKHOLDERS	10

PLAN OF DISTRIBUTION	11

SEC POSITION REGARDING INDEMNIFICATION	12

DESCRIPTION OF THE PLAN	13

APPLICABLE SECURITIES LAW RESTRICTIONS	14

TAX CONSEQUENCES	14

LEGAL MATTERS	14

EXPERTS	14

INTRODUCTION

Since 1999, Imagenetix, Inc. has developed, formulated and marketed over-the-counter, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we request and are offered through multiple channels of distribution, including direct marketing companies, also known as network marketing or multi-level marketing companies, and chain store retailers. Our primary product is Celadrin® a product formulation which we sell to the mass market through retailers and on a private label basis to wholesale customers.

A key part of our marketing strategy is to provide to our wholesale customers a "turnkey" approach to the marketing and distribution of our products. This turnkey approach provides these customers with all the services necessary to market our products, including developing specific product formulations, providing supporting scientific studies regarding the effectiveness of the product and arranging for the manufacture and marketing of the product.

We sell directly to the mass markets through retailers InflameAway, our own Celadrin® branded product. We also develop and sell products and formulations to businesses and organizations that market these products through multiple channels of distribution, including direct marketing companies, mass marketing companies, medical, health and nutritional professionals, medical newsletters and direct response radio and television. We also offer Celadrin® products through wholesale customers that in turn offer their products containing Celadrin® to mass market retailers.

Our address is 10845 Rancho Bernardo Road, Suite 105, San Diego, CA and our telephone number is (858) 674-8455.

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Risks Related To Our Business

There Is Only One Supplier for Celadrin®. If We Are Unable to Purchase Celadrin® from This Supplier, Our Business Would Be Harmed.

There is only one supplier for Celadrin®, which we use in approximately 69% of our products and which represented approximately 75% of our sales for the year ended March 31, 2007. We will rely upon Celadrin® to expand our product lines and revenue in the future. If our Celadrin® supplier goes out of business or elects for any reason not to supply us with Celadrin®, we would have to find another Celadrin® supplier or suffer a significant reduction in our revenue.

We Rely upon a Limited Number of Customers the Loss of Which Would Reduce Our Revenue and Any Earnings.

Our largest customers accounted for 23% and 15% of our net sales for the year ended March 31, 2007 and 22%, 16%, 13% and 11% for the year ended March 31, 2006. The loss of any of these customers could significantly reduce our revenue and adversely affect our cash flow and earnings, if any.

We Rely upon Other Outside Suppliers to Produce Our Products Which Could Delay Our Product Deliveries.

All of our products are produced by outside manufacturers who process ingredients provided to them by our suppliers and with whom we have contracts. Our profit margins and our ability to deliver products on a timely basis are dependent upon these manufacturers and suppliers. Should any of these manufacturers or suppliers fail to provide us with product, we would be required to obtain new manufacturers and suppliers, which would be costly and time consuming and could delay our product deliveries.

Product Liability Claims Against Us Could Be Costly.

Some of our nutritional supplements contain newly-introduced ingredients or combinations of ingredients, and we have little long-term health information about individuals consuming those ingredients. If any of these products were thought or proved to be harmful, we could be subject to litigation. Although we carry product liability insurance in the face amount of $1,000,000 per occurrence and $2,000,000 in the aggregate and require our suppliers and manufacturers to include us as insured parties on their product liability insurance policies, our coverage may not be adequate to protect us from potential product liability claims and costs of defense.

Related To Our Industry

We Are Subject to Intense Competition from Other Nutritional Supplement Marketers Which Could Reduce Our Revenue and Profit Margins.

Competition in the nutritional supplement market is intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. In order to compete, we could be forced to lower our product prices, which would reduce our revenue and profit margins.

We Are Highly Regulated, Which Increases Our Costs of Doing Business.

We are subject to laws and regulations which cover:

•	the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;

•	the health and safety of food and drugs;

•	trade practice and direct selling laws; and

•	product claims and advertising by us; or for which we may be held responsible.

Compliance with these laws and regulations is time consuming and expensive. Moreover, new regulations could be adopted that would severely restrict the products we sell or our ability to continue our business. We are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

Related To the Offering

There Are Limitations on the Liability of Our Officers and Directors Which May Restrict Our Stockholders from Bringing Claims.

Our Bylaws substantially limit the liability of our officers and directors to us and our stockholders for negligence and breach of fiduciary or other duties to us. This limitation may prevent stockholders from bringing claims against our officers and directors in the future.

Shares of Our Common Stock Which Are Eligible for Sale by Our Stockholders May Decrease the Price of Our Common Stock.

We have 10,871,400 common shares outstanding, of which 10,721,400 are freely tradable or saleable under Rule 144. We also have outstanding common stock warrants and stock options exercisable into up to 5,486,100 shares of common stock which could become free trading if exercised. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a Limited but Potentially Volatile Trading Market in Our Common Stock, Which May Adversely Affect Our Stock Price.

Our common stock trades on the Electronic Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

•	The lack of readily available price quotations;

•	The absence of consistent administrative supervision of "bid" and "ask" quotations;

•	Lower trading volume; and

•	Market conditions.

There could be wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because Our Common Stock May Be Classified as "Penny Stock," Trading in it Could Be Limited, and Our Stock Price Could Decline.

In the future, our common stock may fall under the definition of "penny stock" if our net tangible assets decline below $2,500,000. In such event, trading in our common stock would be limited because broker-dealers will be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

"Penny stocks" are equity securities with a market price below $5.00 per share, other than a security that is registered on a national exchange or included for quotation on the NASDAQ system, unless, as in our case, the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•	Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable “cooling off” periods prior to the commencement of this distribution.

We Do Not Anticipate Paying Dividends On Our Common Stock.

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our officers, directors and affiliates of shares they acquire through exercise of stock options (“options”) granted under our 2000 Stock Option Plan, which we refer to as the “Plan.” The names of such individuals who may be selling stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares offered for sale. The address of each individual is in care of us at 10845 Rancho Bernardo Road, Suite 105, San Diego, CA 92127.

The following table shows, as of September 20, 2007:

•	the name of each selling stockholder;

•	how many shares the selling stockholder beneficially owns;

•	how many shares the selling stockholder can resell under this prospectus; and

•	assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

We may amend or supplement this prospectus form time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Selling Stockholder	Number of Shares Owned (1)	Number of Shares Offered for Sale	Number of Shares Owned After the Offering
Derek Boosey	175,000	175,000	0
Robert Burg	70,000	70,000	0
Lowell Giffhorn	40,000	40,000	0
Barry King	34,000	34,000	0
Jeffrey McGonegal	70,000	70,000	0
Debra Spencer	68,000	68,000	0
William Spencer	235,000	235,000	0

  (1) Includes all stock options exercisable within 60 days from the date hereof, including stock options issued under the Plan.

PLAN OF DISTRIBUTION

We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered from time to time on the Electronic Bulletin Board and that sales will be made at prices prevailing on the Electronic Bulletin Board at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933.

Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our “affiliate,” is entitled to sell within any three month period “restricted shares” beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. A person who has not been our “affiliate” at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with the certain restrictions contained in Rule 144.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

In August 2000 our Board of Directors approved the Plan for the benefit of our employees, officers, directors and consultants. We believe that the Plan provides an incentive to individuals to act as employees, officers, directors and consultants and to maintain a continued interest in our operations. All options were issued under Section 422A of the Internal Revenue Code and are incentive or non-qualified stock options.

The terms of the Plan provide that we are authorized to grant options to purchase shares of common stock to our employees, officers, directors and consultants upon the majority consent of our Board of Directors acting as a Compensation Committee. Any employee, officer, director or consultant is eligible to receive options under the Plan. The option price must not be less than 100% of fair market value. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Compensation Committee), and the optionee must exercise options during service to us or within three months of termination of such service (12 months in the event of death on disability). The Compensation Committee may extend the termination date of an option granted under the Plan.

A total of 1,500,000 shares of our authorized but unissued common stock have been reserved for issuance pursuant to the Plan of which 1,479,000 options are currently outstanding at exercise prices ranging from $0.86 to $2.00 per share. In the event of a change in control of our company (as defined in the Plan), all outstanding options become immediately exercisable.

Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

The Plan is administered by our Compensation Committee which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options. The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares. Payment for shares must be made by optionees in cash from their own funds. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information for the prospectus. There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

The Plan will remain in effect until August 21, 2010 but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under “Incorporation by Reference” above.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

Up to 1,500,000 shares may be issued under the Plan. Common shares outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

Upon exercise of the option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee’s basis in the underlying shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.  Mr. Agron owns 50,000 Class C warrants.

EXPERTS

Our financial statements incorporated by reference to our Annual Report on Form 10-KSB covering the years ended March 31, 2007 and 2006, were audited by HJ Associates & Consultants, LLP, Independent Registered Public Accounting Firm, as indicated in their report with respect thereto, and are incorporated herein by reference.

PART I

Item 1.  Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant’s 2000 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the 2000 Stock Option Plan.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2000 Stock Option Plan are available without charge by contacting:

Debra Spencer, Secretary
10845 Rancho Bernardo Road, Suite 105
San Diego, CA 92127

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)	The Registrant’s Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2007 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2007; and

(d)
The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form SB-2, dated March 3, 2005, including any amendments or reports filed for the purpose of updating such description.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation, but the Articles do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.

Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of Imagenetix, Inc. from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of Imagenetix, Inc. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, (the “Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

None.

Item 8.	Exhibits.

See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in San Diego, California, on September 26, 2007.

IMAGENETIX, INC.

By:	/s/ WILLIAM SPENCER Name: William Spencer
Title: Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of Imagenetix, Inc., whose signatures appear below, hereby constitute and appoint William Spencer and Lowell W. Giffhorn and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Imagenetix, Inc. on Form S-8. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Spencer	Chief Executive Officer and Director	September 26, 2007
William Spencer	(Principal Executive Officer)

/s/ Debra Spencer	Secretary and Director	September 26, 2007
Debra Spencer

/s/ Jeffrey McGonegal	Director	September 26, 2007
Jeffrey McGonegal

/s/ Barry King	Director	September 26, 2007
Barry King

/s/ Robert Burg	Director	September 26, 2007
Robert Burg

/s/ Lowell Giffhorn	Chief Financial Officer	September 26, 2007
Lowell Giffhorn	(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2000 Stock Option Plan.

5.1	Opinion of Gary A. Agron with respect to the securities being registered.

23.1	Consent of HJ Associates & Consultants, LLP, independent registered public accounting firm.

23.2	Consent of Gary A. Agron (contained in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page hereto).